Exhibit 99.1

For Immediate Release:

Contact:	Peg Lupton / Investor & Public Relations (203) 743-8234

Ethan Allen Announces CSFB Conference Presentation;
Updates Comments on Business Trends

DANBURY, CT., February 2, 2005 -- Ethan Allen Interiors Inc. (NYSE:ETH) will be presenting at the C. S. First Boston Furniture Symposium on February 3, 2005.

In anticipation of being asked to update the company’s sales and earnings guidance and comment on current business trends, Chairman and CEO, Farooq Kathwari, said, “Our implementation of Everyday Pricing has, as anticipated, altered the pattern of incoming written business to smooth out the peaks that were created in prior years, particularly during the first and the last weeks of a sale period. The change to Everyday Pricing has helped us to provide better customer service and improve the productivity of our 3,000 Design Consultants and all those who support them.”

He further stated, “In January 2004, the company started the third quarter with its traditional start of the Winter Sale and the bulk of advertising included about nine million copies of direct mail magazine distributed in the first two weeks of January. The 2004 Winter Sale ended in February with most written business for the quarter achieved during that period. During the third quarter of fiscal 2005, there will be no beginning or end of sale and about thirteen million copies of our direct mail magazine, representing a 40% increase of last year, will be mailed throughout January and February to help maintain constant and increased traffic during the quarter. The impact of the Everyday Pricing program should result in written sales being generated throughout the quarter, including a stronger March

Exhibit 99.1

this year. It is possible that this may push some shipments to our fourth quarter from the third quarter. We will have a better understanding of this by mid-March. While it is too early to comment for the remainder of this fiscal year, we believe that the mean estimate of the analysts, which was adjusted a few weeks back, to reflect a sales increase of about 3%, and an earnings per share increase of about 5%, should be achievable for our fiscal year ending June 30, 2005.”

He further commented, “During the last three years, we have again ‘re-invented’ Ethan Allen. With 70% of our products newly introduced during the last three years, a competitive advantage in providing decorating solutions through strong marketing programs and knowledgeable team members, an increasingly repositioned national retail network of stores, and more balanced global sourcing, we believe the company is well positioned to grow.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 313 retail stores in the United States and abroad, of which 124 are Company-owned. Ethan Allen has 12 manufacturing facilities, which include 2 sawmills, located throughout the United States.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission. Management’s discussion in this release contains forward-looking statements relating to future results of the Company. These forward-looking statements are subject to various assumptions, risk and uncertainties, and accordingly, actual results could differ materially from those contemplated by the forward-looking statements.

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